Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Fourth Quarter and Year-End 2020 Financial Results
Alexandria, Louisiana, January 29, 2021, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its financial results for the fourth quarter and year ended 2020.
Net income for the fourth quarter of 2020 was $7.3 million, or $0.99 per diluted common share ("EPS"), consistent with the $7.3 million, or $0.99 EPS, for the third quarter of 2020, and an increase of $518,000, or 7.7%, compared to $6.7 million, or $0.92 EPS, for the fourth quarter of 2019. For the fourth quarter of 2020, the quarterly return on assets was 1.13% and the quarterly return on equity was 10.23%.
Net income for the twelve months ended December 31, 2020, was $28.1 million, or $3.83 EPS, an increase of $3.3 million, or 13.4%, compared to $24.8 million, or $3.49 EPS, for the twelve months ended December 31, 2019. For the twelve months ended December 31, 2020, the return on assets was 1.22% and the return on equity was 10.39%.
Fourth Quarter and Year-End 2020 Performance and Operational Highlights
The fourth quarter of 2020 included progress on the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loan forgiveness, continued strong mortgage lending activity, and the purchase of two banking center locations. On November 25, 2020, the Louisiana COVID-19 pandemic response restrictions moved from Phase Three to modified Phase Two, resulting in increased restrictions on selected businesses.
•Net income for the fourth quarter of 2020 was $7.3 million, consistent with net income for the prior quarter. An increase in PPP loan income was mainly offset by higher provision for loan loss expense.
•Assets increased $151.7 million in the fourth quarter to $2.64 billion as of December 31, 2020, driven by a $146.4 million increase in deposits. The deposit growth in the fourth quarter of 2020 was primarily a result of consumer customers maintaining higher deposit balances combined with the seasonal inflow of funds from public entity customers.
•During 2020, Red River Bank participated in the SBA PPP. On September 14, 2020, we began accepting PPP loan forgiveness applications from our borrowers. In the fourth quarter of 2020, the SBA began approving our initial forgiveness applications, and we received $77.7 million of PPP loan payments. This resulted in higher PPP loan income in the fourth quarter.
•The net interest margin fully tax equivalent ("FTE") for the fourth quarter benefited from higher PPP loan income due to PPP loan forgiveness payments. The net interest margin FTE for the fourth quarter was 3.08%, compared to 3.02% for the prior quarter.
•Due to the expected economic pressures relating to the COVID-19 pandemic, we funded the allowance for loan losses by increasing the provision for loan losses for the quarter and year ended December 31, 2020.
•Mortgage loan production and income in 2020 were at record high levels for the Company.
•Nonperforming assets ("NPA(s)") decreased $1.0 million in the fourth quarter and were $4.2 million, or 0.16% of assets, as of December 31, 2020.
•As of December 31, 2020, active pandemic-related loan deferrals were $12.5 million, or 0.8% of non-PPP loans held for investment ("HFI") (non-GAAP), down from $23.3 million, or 1.6% of non-PPP loans HFI (non-GAAP), as of September 30, 2020.
•In the fourth quarter of 2020, as part of our continued Louisiana market expansion, we purchased banking center locations in Lafayette and Lake Charles, Louisiana. The Lafayette location is expected to open in the summer of 2021 as our first full-service banking center in our new Acadiana market, pending receipt of all regulatory approvals. Also, the Lake Charles location is expected to open as a full-service banking center in the second quarter of 2021 as the third banking center in our Southwest market, pending receipt of all regulatory approvals.
Blake Chatelain, President and Chief Executive Officer stated, "The fourth quarter of 2020 was productive, and we completed a year of growth and progress for the Company. The PPP loan forgiveness process is under way and progressing quickly, as we believe it is in the best interest of our borrowers to finalize these loans. Mortgage loan activity and income continues at high levels.
"Additionally, we were pleased to announce our expansion in our Acadiana and Southwest Louisiana markets as part of our continued commitment to, and investment in, providing banking services throughout Louisiana. We have purchased banking center buildings in Lafayette and Lake Charles, and look forward to opening these locations as Red River Bank banking centers as quickly as possible and increasing our customer base in these vibrant markets. Both locations were former bank branches. Therefore, the total investment will be less than if we had built new buildings.

"We are greatly saddened by the loss of our longtime friend, supporter, and director on Red River Bancshares, Inc.'s board, Bill Hackmeyer, who passed away in early January 2021. His friendship, wise counsel, and guidance will be missed by our entire organization.
"As we begin 2021, we are hopeful that vaccinations will be successful and allow our customers and our communities to resume normal activities as the year progresses."
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the fourth quarter of 2020 benefited from the forgiveness of PPP loans resulting in higher PPP loan income. PPP loans have a 1.0% interest rate, and PPP origination fees totaled $7.0 million, or 3.52% of originated PPP loans, and are being recorded to interest income over the 24-month loan term or until the loans are forgiven by the SBA. When PPP loan forgiveness payments are received, the remaining portion of origination fees are recorded to income. In the fourth quarter of 2020, 48.0% of the total number of our PPP loans were forgiven by the SBA, and $77.7 million of PPP loan payments were received from the SBA and our borrowers. Average PPP loans, net of deferred income, for the fourth quarter of 2020 were $161.1 million, which was $31.9 million lower than the prior quarter. For the fourth quarter of 2020, PPP loan income totaled $3.0 million, resulting in a 7.45% yield, compared to $1.4 million in income and a 2.84% yield for the prior quarter. PPP loan income for the twelve months ended December 31, 2020, was $5.6 million, resulting in a 4.35% yield.
Net interest income for the fourth quarter of 2020 was $18.7 million, which was $1.4 million, or 7.9%, higher than the third quarter of 2020, primarily due to a $1.6 million increase in PPP loan income. Interest income for total securities decreased $265,000 due to lower interest income on mortgage-backed securities resulting from lower yielding securities purchased during the fourth quarter, combined with an increase in amortization expense. In the fourth quarter of 2020, deposit growth combined with PPP loan forgiveness payments resulted in excess liquidity, which was deployed into interest-bearing deposits in other banks and securities.
The net interest margin FTE increased six basis points ("bp(s)") to 3.08% for the fourth quarter of 2020, compared to 3.02% for the prior quarter, as our interest-earning assets benefited from higher PPP loan income, and the rate on our interest-bearing deposits decreased. The yield on loans increased by 43 bps due to a $1.6 million increase in PPP loan income from the prior quarter. The yield on taxable securities decreased 41 bps as a result of the mortgage-backed securities purchased during the fourth quarter having lower yields due to the continued low rate environment, combined with an increase in amortization expense for our mortgage-backed securities portfolio. The resulting yield on interest-earning assets was 3.32% for the fourth quarter of 2020, compared to 3.30% for the third quarter of 2020. The cost of deposits was 0.33% for the fourth quarter of 2020, compared to 0.37% for the prior quarter. The cost of deposits was lower during the fourth quarter due to an eight bp decrease in the rate on interest-bearing deposits as a result of our adjustments to deposit rates.
Excluding PPP loan income, net interest income (non-GAAP) for the fourth quarter of 2020 was $15.6 million,(1) which was $271,000, or 1.7%, lower than the third quarter of 2020. Also, with PPP loans excluded for the fourth quarter of 2020, the yield on non-PPP loans (non-GAAP) was 4.14%,(1) and the net interest margin FTE (non-GAAP) was 2.77%(1). For the fourth quarter of 2020, PPP loans had a 33 bp accretive impact to the yield on loans and a 31 bp accretive impact to the net interest margin FTE.
Provision for Loan Losses
The provision for loan losses was higher in 2020 due to expected economic pressures relating to the continuing COVID-19 pandemic. Provision expense for 2020 was $6.3 million, compared to $1.8 million for 2019. The provision for loan losses for the fourth quarter of 2020 was $2.7 million, which was $1.1 million higher than $1.6 million for the prior quarter.
Noninterest Income
Noninterest income totaled $6.2 million for the fourth quarter of 2020, a decrease of $227,000, or 3.5%, compared to $6.4 million for the previous quarter. The decrease was mainly due to lower mortgage loan income and lower loan and deposit fee income, partially offset by higher service charges on deposit accounts.
Due to the low mortgage interest rate environment in 2020, mortgage loan production and income have been at record high levels. For the twelve months ended December 31, 2020, mortgage loan production increased 140.2% from 2019, resulting in $8.4 million of mortgage loan income, an increase of $5.4 million, or 179.7%, from $3.0 million for the prior year. For the fourth quarter of 2020, mortgage loan income was $2.7 million, a decrease of $205,000, or 7.1%, from the previous quarter's record high total of $2.9 million. The decrease in the fourth quarter was related to lower levels of mortgage loan production when compared to the Company high the previous quarter.
Loan and deposit income totaled $361,000 for the fourth quarter of 2020, a decrease of $52,000, or 12.6%, from the prior quarter. The decrease was primarily due to $40,000 of nonrecurring income in the third quarter and decreased loan fees in the fourth quarter.
Service charges on deposit accounts totaled $1.1 million for the fourth quarter of 2020, an increase of $52,000, or 4.9%, compared to the third quarter of 2020. This increase was due to higher customer deposit transaction activity.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Operating Expenses
Operating expenses for the fourth quarter of 2020 totaled $13.3 million, an increase of $85,000, or 0.6%, compared to the third quarter of 2020. This increase was due to higher legal and professional expenses and higher occupancy and equipment expenses.
Legal and professional expenses totaled $554,000 for the fourth quarter of 2020, up $67,000, or 13.8%, from the third quarter of 2020. The increase was due to higher attorney, compliance, and audit expenses, partially offset by a reduction in contracted services due to lower mortgage loan activity in the fourth quarter of 2020.
Occupancy and equipment expenses for the fourth quarter of 2020 totaled $1.4 million, an increase of $48,000, or 3.6%, compared to the third quarter of 2020. This increase was due to higher equipment expenses and routine property maintenance, partially offset by a reduction of other occupancy expenses.
Personnel expenses totaled $8.1 million for both the fourth and third quarters of 2020. However, in the fourth quarter, normal year- end compensation adjustments were offset by a decrease in mortgage commissions due to lower mortgage loan activity.
Asset Overview
As of December 31, 2020, assets totaled $2.64 billion, which was $151.7 million, or 6.1%, higher than $2.49 billion as of September 30, 2020. This increase was primarily due to a $146.4 million increase in deposits in the fourth quarter. In the fourth quarter of 2020, deposit growth combined with PPP loan forgiveness payments resulted in excess liquidity, which was deployed into interest-bearing deposits in other banks and securities. Interest-bearing deposits in other banks increased $178.2 million to $417.7 million, and securities available-for-sale increased $30.5 million to $498.2 million as of December 31, 2020. The loans HFI to deposits ratio was 67.87% as of December 31, 2020, compared to 75.17% as of September 30, 2020.
Assets excluding PPP loans, net of deferred income (non-GAAP) as of December 31, 2020, totaled $2.52 billion(1) which was $226.8 million, or 9.9%, higher than $2.30 billion(1) as of September 30, 2020. The non-PPP loans HFI to deposits ratio (non-GAAP) was 62.81%(1) as of December 31, 2020, compared to 66.35%(1) as of September 30, 2020.
Loans
Loans HFI as of December 31, 2020, were $1.59 billion, a decrease of $60.8 million, or 3.7%, from September 30, 2020. The decrease in loans in the fourth quarter of 2020 was primarily due to the forgiveness of PPP loans by the SBA. As of December 31, 2020, PPP loans totaled $118.4 million, net of $2.8 million in deferred income, and were 7.5% of loans HFI. As of December 31, 2020, non-PPP loans HFI were $1.47 billion,(1) an increase of $14.3 million, or 1.0%, from September 30, 2020. The increase in non-PPP loans HFI was attributable to new loan activity in our newer markets.
In the second quarter of 2020, Red River Bank originated 1,384 PPP loans totaling $199.0 million, with an average loan size of $144,000. We began accepting PPP loan forgiveness applications on September 14, 2020, and in the fourth quarter of 2020, we began receiving PPP loan forgiveness payments from the SBA. As of December 31, 2020, 48.0% of the 1,384 PPP loans were forgiven by the SBA, and we had received $77.7 million in SBA forgiveness and borrower payments. Through January 20, 2021, 61.9% of the 1,384 PPP loans were forgiven by the SBA, and we had received $100.0 million in SBA forgiveness and borrower payments. Red River Bank is participating in the PPP Second Draw program.
During 2020, we granted loan payment deferments for requesting borrowers impacted by pandemic-related economic shutdowns. As of December 31, 2020, $12.5 million, or 0.8% of non-PPP loans HFI (non-GAAP), remained on active deferral and were deferrals of principal payments only, compared to $23.3 million, or 1.6% of non-PPP loans HFI (non-GAAP), as of September 30, 2020.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

We have identified certain sectors within our portfolio that we believe have a heightened overall level of risk due to pandemic-related macro-economic conditions. The following table shows non-PPP loans HFI (non-GAAP) in these sectors:

	December 31, 2020
	Loans
(dollars in thousands)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)
Hospitality services:
Hotels and other overnight lodging	$26,722	1.9%
Restaurants - full service	11,901	0.8%
Restaurants - limited service	12,467	0.8%
Other	7,194	0.5%
Total hospitality services	$58,284	4.0%

Retail trade:
Automobile dealers	$35,460	2.4%
Other retail	21,120	1.4%
Total retail trade	$56,580	3.8%

Energy	$20,351	1.4%
Loan payment deferments in the hospitality services sector represents 65.0% of our active deferrals. As of December 31, 2020, active deferrals in the hospitality services decreased to $8.1 million, or 0.6% of non-PPP loans HFI (non-GAAP), from $16.9 million, or 1.2% of non-PPP loans HFI (non-GAAP), as of September 30, 2020. As of December 31, 2020, there were no active deferrals in the retail trade or energy sectors.
The following table shows non-PPP loans HFI (non-GAAP) in other non-industry specific areas that we believe may be affected by the pandemic:

	December 31, 2020
(dollars in thousands)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)
Loans collateralized by non-owner occupied properties leased to retail establishments	$38,923	2.6%

Credit card loans:
Commercial	$1,499	0.1%
Consumer	958	0.1%
Total credit card loans	$2,457	0.2%
Our health care loans are made up of a diversified portfolio of health care providers. As of December 31, 2020, health care credits were 10.2% of non-PPP loans HFI (non-GAAP), with nursing and residential care loans and loans to physician and dental practices of 4.4% and 5.7% of non-PPP loans HFI (non-GAAP), respectively. The average loan size was $305,000. Health care deferral requests were minimal, and as of December 31, 2020, there were no health care credits with active deferrals.
Asset Quality and Allowance for Loan Losses
NPAs totaled $4.2 million as of December 31, 2020, down $1.0 million, or 19.3%, from September 30, 2020, primarily due to nonperforming loans being charged-off. The ratio of NPAs to total assets improved to 0.16% as of December 31, 2020, from 0.21% as of September 30, 2020.
As of December 31, 2020, the Allowance for Loan Losses ("ALL") was $18.0 million. The ratio of ALL to loans HFI was 1.13% as of December 31, 2020, and 0.98% as of September 30, 2020. The ratio of ALL to non-PPP loans HFI (non-GAAP) was 1.22%(1) as of December 31, 2020, and 1.11%(1) as of September 30, 2020.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

The net charge-off ratio was 0.06% for the fourth quarter of 2020, 0.02% for the third quarter of 2020, and 0.14% for the twelve months ended December 31, 2020. Due to economic uncertainties related to the pandemic shutdowns and future risks associated with the continuing COVID-19 pandemic, we are closely monitoring asset quality and will adjust the provision for loan losses as needed in the first quarter of 2021.
Deposits
Deposits as of December 31, 2020, were $2.34 billion, an increase of $146.4 million, or 6.7%, compared to September 30, 2020. Average deposits for the fourth quarter of 2020 were $2.24 billion, an increase of $130.4 million, or 6.2%, from the prior quarter.
Noninterest-bearing deposits totaled $943.6 million as of December 31, 2020, up $20.3 million, or 2.2%, from September 30, 2020, due to consumer customers maintaining higher noninterest-bearing deposit balances. As of December 31, 2020, noninterest-bearing deposits were 40.32% of total deposits.
Interest-bearing deposits totaled $1.40 billion as of December 31, 2020, up $126.1 million, or 9.9%, compared to September 30, 2020. This increase was a result of consumer customers maintaining higher interest-bearing deposit balances and the seasonal inflow of funds from public entity customers, partially offset by a large, temporary deposit received in the third quarter of 2020 that was withdrawn in the fourth quarter.
Stockholders’ Equity
Total stockholders’ equity increased to $285.5 million as of December 31, 2020, from $278.1 million as of September 30, 2020. The $7.4 million increase in stockholders’ equity during the fourth quarter of 2020 was attributable to $7.3 million of net income, a $521,000, net of tax, market adjustment to accumulated other comprehensive income related to securities available-for-sale, and $58,000 of stock compensation, partially offset by $440,000 in cash dividends. We paid our fourth quarterly cash dividend of $0.06 per share on December 17, 2020.
Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles ("GAAP") and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission's ("SEC") rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share and tangible common equity to tangible assets, and PPP-adjusted metrics as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 25 banking centers throughout Louisiana and one combined loan and deposit production office in Lafayette, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; and the Northshore, which includes Covington.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Twelve Months Ended
(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net Income	$7,261	$7,285	$6,743	$28,145	$24,824

Per Common Share Data:
Earnings per share, basic	$0.99	$0.99	$0.92	$3.84	$3.51
Earnings per share, diluted	$0.99	$0.99	$0.92	$3.83	$3.49
Book value per share	$38.97	$37.96	$34.48	$38.97	$34.48
Tangible book value per share(1)	$38.76	$37.75	$34.27	$38.76	$34.27
Cash dividends per share	$0.06	$0.06	$—	$0.24	$0.20
Shares outstanding	7,325,333	7,325,333	7,306,221	7,325,333	7,306,221
Weighted average shares outstanding, basic	7,325,333	7,327,395	7,306,221	7,322,158	7,072,689
Weighted average shares outstanding, diluted	7,343,859	7,342,678	7,347,602	7,345,045	7,115,514

Summary Performance Ratios:
Return on average assets	1.13%	1.20%	1.37%	1.22%	1.30%
Return on average equity	10.23%	10.50%	10.72%	10.39%	10.86%
Net interest margin	3.01%	2.96%	3.45%	3.09%	3.47%
Net interest margin FTE	3.08%	3.02%	3.50%	3.14%	3.52%
Efficiency ratio	53.66%	55.88%	57.90%	55.77%	59.46%
Loans HFI to deposits ratio	67.87%	75.17%	83.60%	67.87%	83.60%
Noninterest-bearing deposits to deposits ratio	40.32%	42.08%	33.98%	40.32%	33.98%
Noninterest income to average assets	0.97%	1.06%	0.85%	1.00%	0.84%
Operating expense to average assets	2.08%	2.19%	2.41%	2.22%	2.49%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.16%	0.21%	0.33%	0.16%	0.33%
Nonperforming loans to loans HFI	0.21%	0.27%	0.37%	0.21%	0.37%
Allowance for loan losses to loans HFI	1.13%	0.98%	0.97%	1.13%	0.97%
Net charge-offs to average loans	0.06%	0.02%	0.02%	0.14%	0.03%

Capital Ratios:
Total stockholders' equity to total assets	10.80%	11.16%	12.67%	10.80%	12.67%
Tangible common equity to tangible assets (1)	10.75%	11.11%	12.60%	10.75%	12.60%
Total risk-based capital to risk-weighted assets	18.68%	18.17%	18.02%	18.68%	18.02%
Tier 1 risk-based capital to risk-weighted assets	17.55%	17.15%	17.07%	17.55%	17.07%
Common equity Tier 1 capital to risk-weighted assets	17.55%	17.15%	17.07%	17.55%	17.07%
Tier 1 risk-based capital to average assets	10.92%	11.26%	12.82%	10.92%	12.82%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
ASSETS
Cash and due from banks	$29,537	$31,422	$31,097	$31,858	$25,937
Interest-bearing deposits in other banks	417,664	239,466	210,254	48,605	107,355
Securities available-for-sale	498,206	467,744	413,246	401,944	335,573
Equity securities	4,021	4,032	4,032	3,998	3,936
Nonmarketable equity securities	3,447	3,445	3,441	1,354	1,350
Loans held for sale	29,116	23,358	14,578	6,597	5,089
Loans held for investment	1,588,446	1,649,272	1,615,298	1,447,362	1,438,924
Allowance for loan losses	(17,951)	(16,192)	(14,882)	(14,393)	(13,937)
Premises and equipment, net	46,924	44,501	41,465	41,711	41,744
Accrued interest receivable	6,880	6,617	6,492	5,240	5,251
Bank-owned life insurance	22,413	22,270	22,131	21,987	21,845
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	4,154	4,255	4,355	4,454	4,553
Other assets	8,231	9,192	8,813	8,438	9,059
Total Assets	$2,642,634	$2,490,928	$2,361,866	$2,010,701	$1,988,225

LIABILITIES
Noninterest-bearing deposits	$943,615	$923,286	$858,397	$607,322	$584,915
Interest-bearing deposits	1,396,745	1,270,654	1,210,925	1,120,460	1,136,205
Total Deposits	2,340,360	2,193,940	2,069,322	1,727,782	1,721,120
Accrued interest payable	1,774	1,805	1,994	2,307	2,222
Lease liabilities	4,233	4,327	4,419	4,511	4,603
Accrued expenses and other liabilities	10,789	12,778	15,014	11,926	8,382
Total Liabilities	2,357,156	2,212,850	2,090,749	1,746,526	1,736,327
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS' EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	68,055	68,055	68,177	68,177	68,082
Additional paid-in capital	1,545	1,487	1,429	1,333	1,269
Retained earnings	208,957	202,136	195,291	188,877	182,571
Accumulated other comprehensive income (loss)	6,921	6,400	6,220	5,788	(24)
Total Stockholders' Equity	285,478	278,078	271,117	264,175	251,898
Total Liabilities and Stockholders' Equity	$2,642,634	$2,490,928	$2,361,866	$2,010,701	$1,988,225

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Twelve Months Ended
(in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$18,605	$17,080	$16,544	$69,228	$64,570
Interest on securities	1,834	2,099	1,894	7,601	7,241
Interest on federal funds sold	28	30	150	207	753
Interest on deposits in other banks	58	27	192	322	1,127
Dividends on stock	1	13	4	20	34
Total Interest and Dividend Income	20,526	19,249	18,784	77,378	73,725
INTEREST EXPENSE
Interest on deposits	1,865	1,954	2,441	8,362	9,701
Interest on other borrowed funds	—	—	—	16	—
Interest on junior subordinated debentures	—	—	—	—	385
Total Interest Expense	1,865	1,954	2,441	8,378	10,086
Net Interest Income	18,661	17,295	16,343	69,000	63,639
Provision for loan losses	2,675	1,590	378	6,293	1,810
Net Interest Income After Provision for Loan Losses	15,986	15,705	15,965	62,707	61,829
NONINTEREST INCOME
Service charges on deposit accounts	1,107	1,055	1,270	4,108	4,573
Debit card income, net	1,011	978	782	3,641	3,095
Mortgage loan income	2,679	2,884	816	8,398	3,002
Brokerage income	598	586	573	2,324	2,125
Loan and deposit income	361	413	389	1,701	1,521
Bank-owned life insurance income	143	139	137	568	544
Gain (Loss) on equity securities	(11)	—	(19)	85	115
Gain (Loss) on sale of securities	93	125	13	1,441	18
SBIC income	207	200	185	775	819
Other income	5	40	43	126	158
Total Noninterest Income	6,193	6,420	4,189	23,167	15,970
OPERATING EXPENSES
Personnel expenses	8,089	8,077	7,148	31,160	27,800
Occupancy and equipment expenses	1,367	1,319	1,268	5,106	4,976
Technology expenses	680	661	596	2,542	2,293
Advertising	216	240	204	933	1,025
Other business development expenses	238	233	281	1,020	1,107
Data processing expense	493	491	462	1,905	1,882
Other taxes	425	433	346	1,733	1,579
Loan and deposit expenses	244	289	247	1,052	1,148
Legal and professional expenses	554	487	403	2,141	1,541
Regulatory assessment expenses	201	172	38	538	351
Other operating expenses	829	849	895	3,276	3,633
Total Operating Expenses	13,336	13,251	11,888	51,406	47,335
Income Before Income Tax Expense	8,843	8,874	8,266	34,468	30,464
Income tax expense	1,582	1,589	1,523	6,323	5,640
Net Income	$7,261	$7,285	$6,743	$28,145	$24,824

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,635,103	$18,605	4.47%	$1,656,586	$17,080	4.04%	$1,428,978	$16,544	4.53%
Securities - taxable	303,689	873	1.15%	317,612	1,240	1.56%	258,491	1,392	2.15%
Securities - tax-exempt	169,621	961	2.27%	146,477	859	2.35%	85,749	502	2.34%
Federal funds sold	80,175	28	0.14%	73,644	30	0.16%	36,470	150	1.61%
Interest-bearing balances due from banks	239,953	58	0.09%	97,687	27	0.11%	45,565	192	1.65%
Nonmarketable equity securities	3,446	1	0.13%	3,441	13	1.51%	1,346	4	1.19%
Total interest-earning assets	2,431,987	$20,526	3.32%	2,295,447	$19,249	3.30%	1,856,599	$18,784	3.97%
Allowance for loan losses	(16,653)			(15,525)			(13,969)
Noninterest earning assets	131,220			128,910			112,130
Total assets	$2,546,554			$2,408,832			$1,954,760
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$983,992	$610	0.25%	$891,840	$617	0.28%	$747,293	$968	0.51%
Time deposits	333,575	1,255	1.50%	330,576	1,337	1.61%	334,499	1,473	1.75%
Total interest-bearing deposits	1,317,567	1,865	0.56%	1,222,416	1,954	0.64%	1,081,792	2,441	0.90%
Other borrowings	—	—	—%	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,317,567	$1,865	0.56%	1,222,416	$1,954	0.64%	1,081,792	$2,441	0.90%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	927,123			891,850			606,329
Accrued interest and other liabilities	19,468			18,541			17,191
Total noninterest-bearing liabilities:	946,591			910,391			623,520
Stockholders’ equity	282,396			276,025			249,448
Total liabilities and stockholders’ equity	$2,546,554			$2,408,832			$1,954,760
Net interest income		$18,661			$17,295			$16,343
Net interest spread			2.76%			2.66%			3.07%
Net interest margin			3.01%			2.96%			3.45%
Net interest margin FTE(3)			3.08%			3.02%			3.50%
Cost of deposits			0.33%			0.37%			0.57%
Cost of funds			0.31%			0.34%			0.52%
(1)Includes average outstanding balances of loans held for sale of $17.1 million, $24.4 million, and $4.3 million for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019.

	For the Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,635,103	$18,605	4.47%	$1,656,586	$17,080	4.04%	$1,428,978	$16,544	4.53%
Less: PPP loans, net
Average	161,109			193,038			—
Interest		419			509			—
Fees		2,604			877			—
Total PPP loans, net	161,109	3,023	7.45%	193,038	1,386	2.84%	—	—	—%
Non-PPP loans (non-GAAP)(4)	$1,473,994	$15,582	4.14%	$1,463,548	$15,694	4.20%	$1,428,978	$16,544	4.53%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.47%			2.70%			3.07%
Net interest margin			2.70%			2.97%			3.45%
Net interest margin FTE(3)			2.77%			3.03%			3.50%
(1)Includes average outstanding balances of loans held for sale of $17.1 million, $24.4 million, and $4.3 million for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.
(4)Non-GAAP financial measure.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Twelve Months Ended December 31,
	2020			2019
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,587,351	$69,228	4.30%	$1,388,702	$64,570	4.59%
Securities - taxable	287,591	4,598	1.60%	257,090	5,466	2.13%
Securities - tax-exempt	128,416	3,003	2.34%	75,385	1,775	2.35%
Federal funds sold	67,328	207	0.30%	34,637	753	2.14%
Interest-bearing balances due from banks	129,090	322	0.25%	51,694	1,127	2.15%
Nonmarketable equity securities	2,842	20	0.71%	1,330	23	1.69%
Investment in trusts	—	—	—%	181	11	6.34%
Total interest-earning assets	2,202,618	$77,378	3.47%	1,809,019	$73,725	4.03%
Allowance for loan losses	(15,192)			(13,444)
Noninterest earning assets	125,028			107,390
Total assets	$2,312,454			$1,902,965
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$877,836	$2,824	0.32%	$739,554	$3,898	0.53%
Time deposits	333,260	5,538	1.66%	335,024	5,803	1.73%
Total interest-bearing deposits	1,211,096	8,362	0.69%	1,074,578	9,701	0.90%
Junior subordinated debentures	—	—	—%	6,017	385	6.39%
Other borrowings	4,664	16	0.35%	5	—	2.80%
Total interest-bearing liabilities	1,215,760	$8,378	0.69%	1,080,600	$10,086	0.93%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	807,528			577,701
Accrued interest and other liabilities	18,192			16,118
Total noninterest-bearing liabilities:	825,720			593,819
Stockholders’ equity	270,974			228,546
Total liabilities and stockholders’ equity	$2,312,454			$1,902,965
Net interest income		$69,000			$63,639
Net interest spread			2.78%			3.10%
Net interest margin			3.09%			3.47%
Net interest margin FTE(3)			3.14%			3.52%
Cost of deposits			0.41%			0.59%
Cost of funds			0.38%			0.56%
(1)Includes average outstanding balances of loans held for sale of $14.2 million and $4.1 million for the year ended December 31, 2020 and 2019, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the twelve months ended December 31, 2020 and 2019.

	For the Twelve Months Ended December 31,
	2020			2019
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,587,351	$69,228	4.30%	$1,388,702	$64,570	4.59%
Less: PPP loans, net
Average	127,410			—
Interest		1,351			—
Fees		4,211			—
Total PPP loans, net	127,410	5,562	4.35%	—	—	—%
Non-PPP loans (non-GAAP)(4)	$1,459,941	$63,666	4.29%	$1,388,702	$64,570	4.59%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.72%			3.10%
Net interest margin			3.01%			3.47%
Net interest margin FTE(3)			3.07%			3.52%
(1)Includes average outstanding balances of loans held for sale of $14.2 million and $4.1 million for the year ended December 31, 2020 and 2019, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands except per share data)	December 31, 2020	September 30, 2020	December 31, 2019
Tangible common equity
Total stockholders' equity	$285,478	$278,078	$251,898
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$283,932	$276,532	$250,352
Common shares outstanding	7,325,333	7,325,333	7,306,221
Book value per common share	$38.97	$37.96	$34.48
Tangible book value per common share (non-GAAP)	$38.76	$37.75	$34.27

Tangible assets
Total assets	$2,642,634	$2,490,928	$1,988,225
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$2,641,088	$2,489,382	$1,986,679
Total stockholders' equity to assets	10.80%	11.16%	12.67%
Tangible common equity to tangible assets (non-GAAP)	10.75%	11.11%	12.60%

Non-PPP loans HFI
Loans HFI	$1,588,446	$1,649,272	$1,438,924
Adjustments:
PPP loans, net	(118,447)	(193,532)	—
Non-PPP loans HFI (non-GAAP)	$1,469,999	$1,455,740	$1,438,924

Assets excluding PPP loans, net
Assets	$2,642,634	$2,490,928	$1,988,225
Adjustments:
PPP loans, net	(118,447)	(193,532)	—
Assets excluding PPP loans, net (non-GAAP)	$2,524,187	$2,297,396	$1,988,225

Allowance for loan losses	$17,951	$16,192	$13,937
Deposits	$2,340,360	$2,193,940	$1,721,120

Loans HFI to deposits ratio	67.87%	75.17%	83.60%
Non-PPP loans HFI to deposits ratio (non-GAAP)	62.81%	66.35%	83.60%

Allowance for loan losses to loans HFI	1.13%	0.98%	0.97%
Allowance for loan losses to non-PPP loans HFI (non-GAAP)	1.22%	1.11%	0.97%